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                                                                      Exhibit 23

                         Independent Auditors' Consent



The Board of Directors
Apogee Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-60400, 333-20979, 333-32437, 33-13302, 33-66574, 333-58181, 333-58165 and 33-
35944) on Forms S-3 and S-8 of Apogee Enterprises, Inc. of our report dated April 12, 1999, relating to the consolidated balance sheets of Apogee Enterprises, Inc. and subsidiaries as of February 27, 1999 and February 28, 1998 and the related consolidated results of operations and cash flows for each of the years in the three-year period ended February 27, 1999, which report appears in the February 27, 1999 annual report on Form 10-K of Apogee Enterprises, Inc.



                                             KPMG Peat Marwick LLP


Minneapolis, Minnesota
May 28, 1999